EXHIBIT 10.17

Compensation of Non-Employee Directors

Fees for Non-Employee Directors:

▪	Lead independent director annual retainer - $60,000
▪	Non-employee director annual retainer - $35,000
▪	Audit Committee chairman - $20,000
▪	Audit Committee membership - $10,000
▪	Compensation Committee chairman - $15,000
▪	Compensation Committee membership - $7,500
▪	Nominating and Corporate Governance Committee chairman - $15,000
▪	Nominating and Corporate Governance Committee membership - $7,500
▪	Strategic Planning Committee chairman - $15,000

Directors may, at their option, receive equity grants in lieu of the cash compensation above.  All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending Board and committee meetings and director education programs.

Equity Awards:

Non-employee Directors are annually granted either stock options with an exercise price equal to 100% of the fair market value of the common stock at the date of grant or shares of restricted stock based on a fair market value on the date of grant of $120,000.  Except under certain limited circumstances, the options and restricted stock vest no earlier than one year after the date of grant. Each option granted is exercisable for up to ten years after the grant date.